Exhibit 5.1

January 13, 2010

Celldex Therapeutics, Inc.

119 Fourth Avenue

Needham, Massachusetts 02494

Re:          Post-Effective Amendment No. 1 to Registration Statement on Form S-8

Ladies and Gentlemen:

We have served as special counsel in connection with the preparation of your Post-Effective Amendment No. 1 to your Registration Statement on Form S-8 (the “Post-Effective Amendment”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), representing the offering and issuance to certain persons under the Celldex Therapeutics, Inc. 2008 Stock Option and Incentive Plan (the “2008 Plan”) of an aggregate of up to 3,900,000 shares of your common stock, par value $0.001 per share (the “Common Stock”).

We have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary and appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, the shares of Common Stock issuable under the Plan will be, when sold, paid for and issued as contemplated by the terms of the Plan, duly authorized, validly issued, fully paid and non-assessable.

Our opinion herein is expressed solely with respect to the federal laws of the United States and the laws of the State of Delaware.  Our opinion is based on these laws as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment and to the references to this firm in the Post-Effective Amendment.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Lowenstein Sandler PC